UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 18, 2012

Aware, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-21129

Massachusetts	04-2911026
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

40 Middlesex Turnpike, Bedford, MA, 01730
(Address of principal executive offices, including zip code)

(781) 276-4000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 18, 2012, upon the recommendation of Aware’s Nominating and Corporate Governance Committee, Aware’s Board of Directors appointed Brian D. Connolly as a Class I Director and to serve as a member of the Board’s Audit Committee and Nominating and Corporate Governance Committee.  On January 18, 2012, Mr. Connolly received a stock option award to purchase 25,000 shares of common stock of Aware.  The stock option award had an exercise price per share equal to $3.09, the fair market value of a share of Aware’s common stock on the date of grant, and will vest over three years.

Mr. Connolly is currently a portfolio manager for Millstreet Capital Management LLC, an investment firm which he co-founded in 2010.  Prior to Millstreet Capital Management LLC, Mr. Connolly served as a senior analyst at Regiment Capital Advisors, LP from 2005 to 2008.  From 2000 to 2005, Mr. Connolly served as a research analyst at Fidelity Management & Research Company.  Mr. Connolly received a B.A. from Harvard University and an M.B.A. from the Massachusetts Institute of Technology Sloan School of Management.

On January 17, 2012, The NASDAQ Stock Market LLC (“NASDAQ”) notified Aware that, based upon the information provided by Aware regarding the appointment of Mr. Connolly to Aware’s Board of Directors and Audit Committee, NASDAQ has determined that Aware is now in compliance with NASDAQ Listing Rule 5605(c)(2), which requires that Aware’s Audit Committee consist of three directors meeting the independence criteria and having the qualifications set forth in the NASDAQ Rules.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AWARE, INC.

By:/s/ Kevin T. Russell
Kevin T. Russell
Co-Chief Executive Officer & co-President
General Counsel

Date: January 19, 2011